UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3 )*

(Name of Issuer)
Wells Financial Corporation

(Title of Class of Securities)
Common Stock


(CUSIP Number)
949759104

Check the following box if a fee
is being paid with this statement.
 (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall
be filled out for a reporting persons
initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder
 of this cover page shall not be deemed to be filed for the purpose of Section 18 of the
 Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the
Act but shall be subject to all other provisions


ITEM 1.
	(A) WELLS FINANCIAL CORP.
	(B) 53 FIRST ST. S.W., WELLS, MN 56097

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA ONE, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 949759104

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER
SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  88,900
	(B)  7.10%
	(C)	(I)	46,000
		(II)	0
		(III)	88,900
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							Richard A. Horstmann, VP
							Date:   2/2/01